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NEWS FROM
TRANS-INDUSTRIES

Trans-Industries, Inc. - 2637 S. Adams Road - Rochester Hills, MI 48309


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FOR FURTHER INFORMATION:
     AT TRANS-INDUSTRIES:
     Kai Kosanke
     Chief Financial Officer
     (248) 852-1990


FOR IMMEDIATE RELEASE
FRIDAY MAY 7, 2004


                         TRANS-INDUSTRIES, INC. REPORTS
                           FIRST QUARTER 2004 RESULTS

ROCHESTER HILLS, MICHIGAN -- MAY 7, 2004 - TRANS-INDUSTRIES, INC. (NASDAQ:
TRNI), a leading manufacturer of interior bus lighting products, electronic information systems and software, plus dust extraction systems and related components for the mass transit and highway markets, today announced results for the first quarter ended March 31, 2004.

Sales for the quarter totaled $7.5 million compared with $8.6 million for the same period last year. Most of this decline was attributable to the information systems and environmental systems businesses with modest shortfalls registered by the lighting and mechanical signage units. On this reduced volume, a net loss of $267,000, or $.09 per share, was incurred compared with a loss of $473,000, or $0.15 per share, for the comparable quarter last year. For the 2004 first quarter, the information systems and environmental products operations together recorded a net loss of more than $500,000, which was only partially offset by other operations.

Profit improvement efforts initiated during the middle of last year are continuing with estimated annual reductions, on the basis of first quarter expense levels, to be in excess of $2.5 million.

ABOUT THE COMPANY

The Company is a leading provider of lighting systems and related components to the mass transit market as well as a supplier of information hardware and software solutions on Intelligent Transportation Systems (ITS) and mass transit projects. ITS utilizes integrated networks of electronic sensors, signs and software to monitor road conditions, communicate information to drivers and help transportation authorities better manage traffic flow across their existing infrastructures.


                VISIT TRANS-INDUSTRIES AT www.transindustries.com

                          FINANCIAL TABLES FOLLOW.....


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                             TRANS-INDUSTRIES, INC.
                      SALES AND EARNINGS REPORT (UNAUDITED)
                          QUARTER ENDED MARCH 31, 2004
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

                                                                                      FIRST QUARTER ENDING
                                                                                          MARCH 31
                                                                                  --------------------------
                                                                                  2004                  2003
                                                                                  ----                  ----
Sales                                                                          $ 7,534,929        $ 8,649,800
Cost of Sales                                                                    5,605,874          6,058,931
                                                                               -----------        -----------
   Gross Profit                                                                  1,929,055          2,590,869

Selling, Gen. & Admin. Exp                                                       1,965,333          2,638,388
Interest                                                                           162,508            170,049
Restructuring Costs *                                                               75,601            272,859
Other                                                                               (6,931)                (9)
                                                                               -----------        -----------
   Total Expenses                                                                2,196,511          3,081,287

Earnings/(Loss) Before Income Taxes                                               (267,456)          (490,418)

Income Taxes                                                                             0            (17,000)
                                                                               -----------        -----------
   Net Income                                                                  $  (267,456)       $  (473,418)
                                                                               ===========        ===========

Earnings/(Loss) Per Share                                                      $     (0.09)       $     (0.15)
                                                                               ===========        ===========

 *2003  Restructuring charges incurred on sale of Vultron International

Weighted Average Number of
   Shares Outstanding                                                            3,139,737          3,139,737

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                     CONSOLIDATED BALANCE SHEET (UNAUDITED)


                                                                                 FIRST QUARTER ENDING
                                                                                       MARCH 31
                                                                        ----------------------------------------
ASSETS:                                                                      2004                        2003
-------                                                                      ----                        ----
Total Current Assets                                                    $15,843,592                  $20,490,476
Net Fixed Assets                                                          3,553,755                    4,020,663
Other Assets                                                                327,014                      283,822
                                                                        -----------                  -----------
   Total Assets                                                         $19,724,361                  $24,794,961
                                                                        ===========                  ===========


LIABILITIES AND SHAREHOLDERS' EQUITY:

Total Current Liabilities                                               $13,260,300                  $12,731,121
Deferred Income Taxes                                                             0                      418,000
Long Term Debt                                                              294,173                    3,216,884
Shareholders' Equity                                                      6,169,888                    8,428,956
                                                                        -----------                  -----------
   Total Liabilities and Shareholders' Equity                           $19,724,361                  $24,794,961
                                                                        ===========                  ===========

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